Exhibit 23.2

Consent of Independent Auditor

National Health Investors, Inc.

Murfreesboro, Tennessee

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Form S-3 Registration Statement and the related Prospectus of National Health Investors, Inc. of our report dated February 17, 2020, with respect to the consolidated financial statements of Senior Living Communities, LLC as of December 31, 2019 and 2018 and for each of the three years in the period ended December 31, 2019, included in National Health Investors, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019, as amended (Form 10-K/A).

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Moyer, Smith & Roller, P.A.

Charlotte, North Carolina

January 19, 2021